Exhibit 10.1

Summary of Non-Employee Trustee Compensation

The Company pays its Trustees who are not employees of the Company or any of its affiliates fees for services as trustees. Trustees receive fees of $6,500 per quarter plus $1,400 per Board meeting and an additional $500 fee for each telephonic meeting.  The Chairman of the Audit Committee receives an additional $1,400 per meeting.  The Board of Trustees established a Special Committee made up of the 4 non-employee independent trustees.  These Special Committee members are eligible to receive a flat fee of $70,000 each for their participation on the Special Committee.  The Trustees are also reimbursed for all reasonable expenses incurred by them in carrying out their duties as Trustees of the Company.